UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 16, 2003
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 9. Regulation FD Disclosure.

The following consists of Caterpillar Inc.'s First-Quarter Results released on April 16, 2003. This information is being provided under Items 9 and 12 of Form 8-K.  The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

Caterpillar Inc.

April 16, 2003

FOR IMMEDIATE RELEASE

Caterpillar first-quarter profit increases 61 percent;
Expects full-year profit of $2.20 to $2.30 per share

PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) today reported first-quarter 2003 sales and revenues of $4.82 billion and profit of $129 million or 37 cents per share.

Sales and revenues of $4.82 billion were up 9 percent compared to $4.41 billion in the first quarter of 2002. Sales and revenues increased due primarily to currency-related price realization and some higher volume in truck engines and machines.

Profit of $129 million or 37 cents per share increased 61 percent compared to $80 million or 23 cents per share in the first quarter of 2002. Profit was up due to the favorable impact of improved operating efficiencies, better price realization (excluding currency) and higher volumes.

First-quarter revenues for Financial Products, which consists primarily of Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings Inc. (Cat Insurance) and their subsidiaries, were $440 million, up $38 million or 9 percent compared with first quarter 2002 due primarily to continued portfolio growth at Cat Financial.

Commenting on the quarter, Caterpillar Chairman and CEO Glen Barton said, "In this challenging and uncertain business environment, Caterpillar people around the world continued to demonstrate flexibility and sustained emphasis on cost reduction. This resulted in strong year-over-year improvement in financial results."

Caterpillar maintained its focus on diversification this quarter with new service agreements in Cat Logistics, dealer expansion of Cat Rental Stores and continued portfolio growth at Cat Financial. Geographic diversity also benefited Caterpillar this quarter with strong growth in Asia, most significantly in China. In addition, Caterpillar recorded a substantial improvement this quarter in its percentage of industry sales for heavy-duty truck engines.

"We continue to invest in innovations such as our new clean-diesel engines with ACERT™ technology. This is just one example of Caterpillar's commitment to making difficult choices today in pursuit of better long-term solutions. Customer reaction to our ACERT technology reflects the marketplace's perception that we made the right choice," said Barton.

Underlying these advancements in technology, diversification and growth is the company's commitment to 6 Sigma. "As a cornerstone of our strategy, the 6 Sigma process allows us to improve efficiency and reduce costs, which positions us to take full advantage of growth opportunities as the global economy recovers. In addition to product development, operations and marketing projects, we made significant strides in leveraging the value of 6 Sigma in support areas such as the consolidation of our global purchasing organization and the formation of regional human resource centers," Barton said. "We are seeing bottom-line 6 Sigma benefits multiply as we complete and replicate projects worldwide."

Outlook
 "Looking forward, we must view these positive results cautiously against a backdrop of continuing political unrest and delayed economic recovery. Our outlook has improved somewhat, but given the degree of uncertainty in the business environment, the balance of the year will prove challenging. We expect sales and revenues for 2003 to be flat to up 4 percent. Full-year profit per share is expected to range from $2.20 to $2.30," Barton said.

For more than 75 years, Caterpillar has been building the world's infrastructure and, in partnership with our independent dealers, is driving positive and sustainable change on every continent. Caterpillar is a technology leader and the world's largest maker of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at http://www.CAT.com/.

DETAILED ANALYSIS

FIRST QUARTER 2003 COMPARED WITH FIRST QUARTER 2002
 First quarter 2003 sales and revenues were $4.82 billion compared to $4.41 billion in the first quarter of 2002. The 9 percent increase was due to approximately $200 million improvement in price realization, two-thirds of which was attributable to the favorable impact of currency. In addition, we experienced some higher volume in truck engines and machines. Price realization is defined as the net impact of price changes, sales variances and currency fluctuations on sales. Sales variances include items such as warranty, special retail and wholesale incentive programs, and manufacturer and cash discounts.

Profit for first quarter 2003 was $129 million compared to $80 million in the first quarter of 2002. Favorable profit impacts included improved operational efficiencies of approximately $70 million, better price realization (excluding currency and on-highway truck and bus engines) of about $40 million, lower research and development expenses of about $25 million and the favorable profit impact of higher sales volume (net of unfavorable sales mix) of approximately $20 million. Offsetting these items were about $50 million in higher retiree pension, health care and related benefit costs and the net unfavorable impact of currency of $20 million. In addition, the changes in emission standards for on-highway truck and bus engines in North America resulted in a net unfavorable impact of approximately $20 million. The impact of changes in emission standards include nonconformance penalties, product cost increases and ramp-up production costs partially offset by price increases on these engines.

MACHINERY AND ENGINES - SALES
Sales
(Millions of dollars)	Total	North America	EAME *	Latin America **	Asia/ Pacific

First Quarter 2003
Machinery	$2,935	$1,532	$787	$183	$433
Engines ***	1,489	676	494	123	196

	$4,424	$2,208	$1,281	$306	$629

First Quarter 2002
Machinery	$2,671	$1,479	$663	$219	$310
Engines ***	1,373	614	418	146	195

	$4,044	$2,093	$1,081	$365	$505

* Europe, Africa & Middle East and Commonwealth of Independent States
** Latin America includes Mexico.

*** Does not include internal engine transfers of $321 million and $309 million in first quarter 2003 and first quarter 2002, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

Machinery sales were $2.94 billion, an increase of $264 million or 10 percent from first quarter 2002. Sales volume was up 6 percent, the favorable impact of currency was 3 percent and improved price realization (excluding currency) was about 1 percent. Sales gains in North America, EAME and Asia/Pacific more than offset lower sales in Latin America. Sales in North America increased due to higher dealer retail sales to the heavy and general construction sectors and increased deliveries of machines to dealer rental operations. Sales increased in EAME due to the favorable effects of currency. Sales gains in Asia/Pacific were mainly due to higher retail demand and dealer inventory growth. Sales declined in Latin America due to reductions in dealer inventory.

Engine sales were $1.49 billion, an increase of $116 million or 8 percent from first quarter 2002. The favorable impact of currency was 4 percent, price realization (excluding currency) was about 3 percent and sales volume was up about 1 percent. First quarter 2003 engine sales volume was up primarily due to an increase in North American heavy-duty truck engines.

MACHINERY AND ENGINES - OPERATING PROFIT
Operating Profit
(Millions of dollars)	First Quarter 2003	First Quarter 2002

Machinery	$217	$121
Engines	(51)	(14)

	$166	$107

Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit.

Machinery operating profit increased 79 percent, or $96 million, from first quarter 2002. Favorable sales volume, improved price realization (excluding the impact of currency) and improved operating efficiencies were partially offset by the net unfavorable impact of currency and higher retiree pension, health care and related benefit costs.

Engine operating profit was $37 million lower than first quarter 2002 as improved operating efficiencies were more than offset by the profit impacts of changes in emission standards for on-highway truck and bus engines in North America (no impact in first quarter 2002), unfavorable sales mix and higher retiree pension, health care and related benefit costs.

FINANCIAL PRODUCTS
 This line of business consists primarily of Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings Inc. (Cat Insurance) and their subsidiaries. Cat Financial provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar® gas turbines, as well as other equipment and marine vessels. Cat Financial also extends loans to customers and dealers. Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

Financial Products revenues for the first quarter were $440 million, up $38 million or 9 percent compared with first quarter 2002. The favorable impact of approximately $63 million due to the continued portfolio growth of finance receivables and leases at Cat Financial was partially offset by the approximately $30 million impact of lower interest rates on finance receivables.

Operating profit for Financial Products was $80 million, up $4 million or 5 percent from first quarter 2002. The larger portfolio at Cat Financial favorably impacted profit by about $15 million, but was partially offset by a $10 million unfavorable impact of a decreased spread between receivable and debt rates.

INCOME TAXES
 First-quarter tax expense reflects an estimated annual tax rate of 28 percent for 2003 and 30 percent for 2002 resulting from a change in the geographic mix of profits.

UNCONSOLIDATED AFFILIATED COMPANIES
 The company's share of unconsolidated affiliated companies' profits increased $9 million from first quarter a year ago, due in part to improved profitability of Shin Caterpillar Mitsubishi Ltd. resulting from improved export business into the Asia/Pacific region.

SUPPLEMENTAL INFORMATION
 We are providing supplemental information including sales to users and dealer inventory levels. Due to time lags between our sales to dealers and dealer sales to users we believe this information will help readers better understand our business.

Dealer Machine Sales to End Users and Deliveries to Dealer Rental Operations
 Worldwide dealer sales (including both sales to end users and deliveries to dealer rental operations) were up 3 percent. This increase was achieved in the face of generally weak business conditions due primarily to relatively slow economic growth and continued geopolitical uncertainty.

Dealer sales in North America increased 6 percent from first quarter 2002. Sales benefited from a 27 percent growth in deliveries of machines to dealer rental operations. Sales increased in both the United States, up 2 percent, and Canada, up 37 percent. For the region, heavy construction sales were up 17 percent due to continued strong sales to highway construction and higher sales to sewer and water projects. Sales also increased to the general construction sector, up 14 percent, due to increased housing construction, which benefited from lower mortgage rates. Rising demand and improved cash flow for building material suppliers led to increased sales to quarry and aggregates, up 16 percent, and forestry, up 19 percent. Mining sales fell 34 percent, resulting from further sharp cutbacks in equipment purchases by coal mining companies.

Dealer sales in EAME declined 6 percent from 2002 due to 14 percent lower sales in Europe. Business conditions in Europe remained weak due to slow economic growth and uncertainty regarding the armed conflict in Iraq. Sales in the CIS increased sharply due to increased demand in general construction and mining sectors. Sales were 2 percent higher in Africa and the Middle East due largely to increased machine demand in South Africa.

In Asia/Pacific, dealer sales increased 7 percent due to continued strong sales in China, principally supported by road construction. For the region, sales were 10 percent higher in the heavy construction sector. Sales were also higher to the general construction sector, up 80 percent and the forestry sector also experienced strong growth. Sales also increased to the quarry and aggregates sector, up 30 percent; and the industrial sector, up 46 percent. Mining sales declined 27 percent due to a slowdown in equipment purchases by metal and coal mining companies.

Dealer sales in Latin America increased 11 percent primarily due to a major road-building project in Mexico, a major purchase by the government of Peru and several mining projects throughout the region. Beyond these projects, general business conditions remained weak especially in Brazil and Venezuela.

Dealer Inventories of New Machines
Worldwide dealer new machine inventories at the end of the first quarter were higher than a year ago. Lower inventory in Latin America was more than offset by higher inventories in North America, EAME and Asia/Pacific. Inventories compared to current selling rates were lower than year-earlier levels in EAME, Asia/Pacific and Latin America and higher in North America compared to year-earlier levels.

Engine Sales to End Users and OEMs
Worldwide engine sales to end users and OEMs in the first quarter of 2003 rose 1 percent compared to sales in first quarter of 2002. A 24 percent increase in sales to the on-highway truck and bus sector and 10 percent growth in sales into the industrial sector were offset by 7 percent lower sales into the petroleum sector, 8 percent lower sales into the marine sector, and 14 percent lower sales into the electric power sector. Similar to the business fundamentals discussed above for construction machinery, global engine sales were impacted by weak capital spending in industrialized countries, heightened concerns about Middle Eastern military developments, and depressed operating profits and continuing investor uncertainties concerning new electric utility and energy investments.

In North America, Caterpillar engine sales to end users rose 6 percent compared to first quarter 2002. Caterpillar sales of on-highway truck and bus engines rose 26 percent as rising North American industrial production, increased housing starts, rising truck tonnage hauled and higher freight rates offset higher diesel fuel prices and insurance costs. North American Free Trade Association (NAFTA) heavy-duty truck industry conditions have strengthened on-highway truck industry engine demand in early 2003 substantially compared to our earlier expectations. Caterpillar widened its leadership position in the NAFTA on-highway truck and bus engine industry due to a continuing gain in our percentage of industry sales in heavy-duty truck engines. Engine sales to users in the industrial sector rose 12 percent.

Caterpillar engine sales to end users and OEMs in electric power, marine and petroleum sectors did not benefit from rising industrial production and continued to be impacted by weak industry profits, continuing economic uncertainty and delayed new investments until Middle Eastern military developments are concluded. Caterpillar engine sales to end users and OEMs in the North American petroleum sector rose only 2 percent despite favorable crude oil and natural gas prices and a 16 percent increase in North American active drill rig activity. Sales to end users in the North American electric power sector declined 18 percent as large reciprocating engine demand was negatively impacted by weak electric utility profits and continuing investor uncertainty. Sales to end users and OEMs in the marine sector fell 36 percent, with most of this decline caused by weak demand for large engines used in workboat applications.

In EAME, overall sales to end users rose 4 percent, with 8 to 10 percent sales gains in the electric power, industrial and marine sectors more than offsetting 8 percent lower demand for engines and turbines sold to the petroleum sector. Caterpillar's engine sales benefited from a weaker U.S. dollar compared to its stronger position against the euro last year, but benefits from more favorable exchange rates were partially offset by sluggish economic trends in Western Europe and increased business uncertainty that further delayed new business investment decisions.

Sales to end users in Asia/Pacific in the first quarter were up 1 percent compared to last year with sales gains in industrial, up 49 percent, and the marine sector, up 13 percent, offset by a 12 percent decline in demand for engines used in the electric power sector and flat demand for engines used in the petroleum sector. Asia/Pacific sales of turbine engines were 11 percent lower than last year's strong first-quarter sales when large engine sales were unusually strong as select countries in Asia/Pacific increased oil and gas exploration and development to raise local energy production and offset higher costs of imported fuels.

Sales to end users in Latin America fell 35 percent, mostly caused by a 65 percent drop in engine sales into the electric power sector. Electric power sales last year benefited from abnormally strong demand for large reciprocating engines when Brazilian customers purchased large generator sets to meet a shortfall in hydroelectric power output. Latin American sales to end users in the petroleum sector fell 26 percent from last year as political and investor uncertainty in key oil-producing countries delayed purchase decisions of large engines.

Dealer Inventories of Engines
Worldwide dealer engine inventories at the end of the first quarter were lower than a year ago. Inventories were substantially lower in North America and Latin America but higher in EAME and Asia/Pacific. Inventories compared to current selling rates were lower than year-earlier levels in North America and Latin America but still above normal. Dealer inventories compared to current selling rates were higher than year-earlier levels in EAME and Asia/Pacific.

EMPLOYMENT
 At the end of first quarter 2003, Caterpillar's worldwide employment was 67,063 compared with 71,843 one year ago. Employment was reduced by 4,780, or about 7 percent, year over year.

OUTLOOK
 Economic and Industry Summary
 With events rapidly unfolding in the Iraqi war, we have adopted a "short-war" scenario for our outlook. The key assumptions of this scenario are as follows:

  Uncertainties associated with the war have had a negative impact on business and consumer confidence and spending that is producing a limited period of lower overall growth.
  The conflict is rapidly de-escalating as organized resistance by the Iraqi regime collapses, but sporadic unrest is expected to continue for some time.
  With the cessation of major armed conflict, uncertainties will diminish, and business and consumer confidence will begin to recover in coming months.
  Oil prices will move down to a range of $18-28 per barrel as Iraqi oil production is restored.
  Worldwide economic growth will gradually respond to the reduced uncertainties and improved business climate, with improving growth evident in the last half of the year.
  Initial reconstruction work in Iraq is expected to result in some sales of equipment in 2003, however the impact on Caterpillar will not be material.

In this environment we expect a minimal adverse impact from the war, resulting in worldwide industry machine unit sales about flat with 2002 levels, while engine demand is expected to be down about 2 percent. However, we do anticipate some changes in regional demand levels for machines and engines from our original outlook. A significant increase in industry sales in 2003 from last year's levels is now expected in Asia/Pacific, offset by flat to slightly lower demand in North America, a slight decline in EAME and a moderate decline in Latin America.

North America (United States and Canada)
 Overall growth in North America continued at a relatively slow pace in the early months of 2003, as high oil prices and war uncertainties restrained the growth of consumer and business spending. The construction sector was mixed, as strong activity in the housing market was offset by weak commercial development, industrial utilities and public construction. Growth is expected to remain below average through the second quarter. Industry machine demand declined by about 5 percent in the first quarter and is expected to be flat to down slightly for the year as a whole. The North American engine industry is expected to be down about 3 percent.

EAME
 General economic conditions in EAME were weak early in the year, and remained weak through the first quarter in the face of high oil prices and geopolitical uncertainties. While some improvement is expected when the hostility ends and oil prices decline, momentum is weak and industry machine demand is expected to be down about 4 percent for the year as a whole. Engine industry demand is also expected to be down about 2 percent.

Latin America
 Market conditions continue to be mixed. Several major markets are improving - Mexico, Chile and Peru. However, this is more than offset by slow to moderate growth in Brazil, low activity levels in Argentina as the economic recovery there is still in the early stages, and a collapse of demand in Venezuela due to severe political instability. Industry machine demand is expected to decline by about 15 percent. Latin American engine industry demand is also expected to decline significantly since robust electric power industry demand in Brazil is not repeating in 2003.

Asia/Pacific
 Overall economic conditions remained good in the first quarter, driven mainly by continued strong growth in China and India. Construction activity in Australia remains at good levels. We expect minimal adverse impact from the war and the SARS outbreak, as industry machine demand is expected to increase by about 25 percent in 2003. Slight growth in Asia/Pacific engine industry demand is expected, led by improving business prospects in the electric power sector.

Financial Products
 The "short-war" scenario is not expected to adversely impact Financial Products' 2003 results. Overall economic conditions in the first quarter facilitated continued growth in new retail financing business, portfolio size and revenue. We expect continued growth in Financial Products for the remainder of 2003, with revenues expected to increase approximately 10 percent versus 2002.

Company Summary
 Our outlook has improved somewhat, but given the degree of uncertainty in the business environment, the balance of the year will prove challenging. We expect sales and revenues for 2003 to be flat to up 4 percent. Full-year profit per share is expected to range from $2.20 to $2.30

* * *

The information included in the Outlook section is forward-looking and involves risks and uncertainties that could significantly affect expected results. A discussion of these risks and uncertainties is contained in Form 8-K filed with the Securities & Exchange Commission (SEC) on April 16, 2003. That filing is available from the SEC website at  http://www.sec.gov/cgi-bin/srch-edgar.

Caterpillar's latest financial results and current outlook are also available via:

Telephone:

(800) 228-7717 (Inside the United States and Canada)
(858) 244-2080 (Outside the United States and Canada)

Internet:

http://www.CAT.com/investor
http://www.CAT.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:

Kelly Wojda
Corporate Public Affairs
(309) 675-1307
wojda_kelly_g@CAT.com

Note: Information contained on our website is not incorporated by reference into this release.

Financial Pages Follow

Caterpillar Inc. Condensed Consolidated Statement of Results of Operations (Unaudited) (Dollars in millions except per share data)
	Three Months Ended
	March 31,
	2003	2002
Sales and revenues:
Sales of Machinery and Engines	$4,424	$4,044
Revenues of Financial Products	397	365

Total sales and revenues	4,821	4,409

Operating costs:
Cost of goods sold	3,524	3,205
Selling, general and administrative expenses	676	649
Research and development expenses	152	171
Interest expense of Financial Products	120	123
Other operating expenses	122	91

Total operating costs	4,594	4,239

Operating profit	227	170

Interest expense excluding Financial Products	66	69
Other income (expense)	13	20

Consolidated profit before taxes	174	121

Provision for income taxes	49	36

Profit of consolidated companies	125	85

Equity in profit (loss) of unconsolidated affiliated companies	4	(5)

Profit	$129	$80

Profit per common share	$0.37	$0.23
Profit per common share - assuming dilution [1]	$0.37	$0.23
Weighted average common shares outstanding (thousands)
- Basic	344,316	343,592
- Assuming dilution [1]	346,826	347,737
Cash dividends paid per common share	$0.35	$0.35

1 Diluted by assumed exercise of stock options, using the treasury stock method.

Caterpillar Inc.
Condensed Consolidated Statement of Cash Flow
(Unaudited)
(Millions of dollars)
	Three Months Ended March 31,

	2003	2002
Cash flow from operating activities:
Profit	$129	$80
Adjustments for non-cash items:
Depreciation and amortization	332	296
Other	(15)	57
Changes in assets and liabilities:
Receivables - trade and other	(115)	(40)
Inventories	(301)	(289)
Accounts payable and accrued expenses	248	95
Other - net	(60)	(96)

Net cash provided by operating activities	218	103

Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(86)	(152)
Expenditures for equipment leased to others	(261)	(231)
Proceeds from disposals of property, plant and equipment	160	120
Additions to finance receivables	(3,386)	(3,273)
Collection of finance receivables	2,995	2,473
Proceeds from the sale of finance receivables	269	665
Investments and acquisitions (net of cash acquired)	(17)	(262)
Other - net	(40)	(39)

Net cash used for investing activities	(366)	(699)

Cash flow from financing activities:
Dividends paid	(120)	(120)
Common stock issued, including treasury shares reissued	-	6
Proceeds from long-term debt issued	2,053	1,389
Payments on long-term debt	(985)	(881)
Short-term borrowings - net	(773)	111

Net cash provided by (used for) financing activities	175	505

Effect of exchange rate on cash	(9)	(7)

Increase (Decrease) in cash and short-term investments	18	(98)

Cash and short-term investments at beginning of period	309	400

Cash and short-term investments at end of period	$327	$302

Caterpillar Inc.
Condensed Consolidated Statement of Financial Position
(Unaudited)
(Millions of dollars)
	Mar. 31, 2003	Dec. 31, 2002	Mar. 31, 2002
Assets
Current Assets
Cash and short-term investments	$327	$309	$302
Receivables - trade and other	2,896	2,838	2,619
Receivables - finance	6,741	6,748	6,074
Deferred and refundable income taxes	699	642	439
Prepaid expenses	1,343	1,328	1,235
Inventories	3,064	2,763	3,214

Total current assets	15,070	14,628	13,883

Property, plant and equipment - net	6,998	7,046	6,622
Long-term receivables - trade and other	71	66	61
Long-term receivables - finance	6,862	6,714	6,260
Investments in unconsolidated affiliated companies	792	747	750
Deferred income taxes	858	850	899
Intangible assets	279	281	286
Goodwill	1,402	1,402	1,397
Other assets	1,206	1,117	989

Total Assets	$33,538	$32,851	$31,147

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery and Engines	72	64	353
-- Financial Products	1,565	2,111	1,669
Accounts payable	2,375	2,269	2,182
Accrued expenses	1,597	1,620	1,366
Accrued wages, salaries and employee benefits	1,093	1,178	1,258
Dividends payable	-	120	-
Deferred and current income taxes payable	111	70	6
Long-term debt due within one year:
-- Machinery and Engines	33	258	265
-- Financial Products	3,842	3,654	2,946

Total current liabilities	10,688	11,344	10,045

Long-term debt due after one year:
-- Machinery and Engines	3,449	3,403	3,403
-- Financial Products	9,295	8,193	8,531
Liability for post-employment benefits	4,038	4,038	3,120
Deferred income taxes and other liabilities	429	401	375

Total Liabilities	27,899	27,379	25,474

Stockholders' Equity
Common stock	1,033	1,034	1,036
Treasury stock	(2,664)	(2,669)	(2,682)
Profit employed in the business	7,978	7,849	7,613
Accumulated other comprehensive income	(708)	(742)	(294)

Total Stockholders' Equity	5,639	5,472	5,673

Total Liabilities and Stockholders' Equity	$33,538	$32,851	$31,147

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended March 31, 2003 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$4,424	$4,424	$-	$-
Revenues of Financial Products	397	-	440	(43)[2]

Total sales and revenues	4,821	4,424	440	(43)

Operating costs:
Cost of goods sold	3,524	3,524	-	-
Selling, general and administrative expenses	676	582	114	(20)[3]
Research and development expenses	152	152	-	-
Interest expense of Financial Products	120	-	124	(4)[4]
Other operating expenses	122	-	122	-

Total operating costs	4,594	4,258	360	(24)

Operating profit	227	166	80	(19)

Interest expense excluding Financial Products	66	66	-	-
Other income (expense)	13	(6)	-	19[5]

Consolidated profit before taxes	174	94	80	-

Provision for income taxes	49	20	29	-

Profit of consolidated companies	125	74	51	-

Equity in profit (loss) of unconsolidated affiliated companies	4	2	2	-
Equity in profit of Financial Products' subsidiaries	-	53	-	(53)[6]

Profit	$129	$129	$53	$(53)

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products revenues earned from Machinery and Engines.
[3] Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded by Financial Products paid to Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products, and of interest income earned by Machinery and Engines from Financial Products.
6 Elimination of Financial Products profit for the period reported on Machinery and Engines statement on the equity basis.

   Because the nature of operations of Machinery and Engines and Financial Products is different, especially with regard to the impact on financial position and cash flow items, this supplemental data allows readers to better understand our company.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended March 31, 2002 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$4,044	$4,044	$-	$-
Revenues of Financial Products	365	-	402	(37)[2]

Total sales and revenues	4,409	4,044	402	(37)

Operating costs:
Cost of goods sold	3,205	3,205	-	-
Selling, general and administrative expenses	649	561	108	(20)[3]
Research and development expenses	171	171	-	-
Interest expense of Financial Products	123	-	127	(4)[4]
Other operating expenses	91	-	91	-

Total operating costs	4,239	3,937	326	(24)

Operating profit	170	107	76	(13)

Interest expense excluding Financial Products	69	69	-	-
Other income (expense)	20	(7)	14	13[5]

Consolidated profit before taxes	121	31	90	-

Provision for income taxes	36	2	34	-

Profit of consolidated companies	85	29	56	-

Equity in profit (loss) of unconsolidated affiliated companies	(5)	(7)	2	-
Equity in profit of Financial Products' subsidiaries	-	58	-	(58)[6]

Profit	$80	$80	$58	$(58)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products revenues earned from Machinery and Engines.
[3] Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded by Financial Products paid to Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products, and of interest income earned by Machinery and Engines from Financial Products.
6 Elimination of Financial Products profit for the period reported on Machinery and Engines statement on the equity basis.

Caterpillar Inc.
Supplemental Data for Cash Flow For the Three Months Ended March 31, 2003 (Unaudited)
(Millions of dollars)
		Supplemental Consolidating Data
	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit	$129	$129	$53	$(53)[2]
Adjustments for non-cash items:
Depreciation and amortization	332	205	127	-
Profit of Financial Products	-	(53)	-	53[3]
Other	(15)	3	(23)	5[4]
Changes in assets and liabilities:
Receivables - trade and other	(115)	(53)	(35)	(27)[4]
Inventories	(301)	(301)	-	-
Accounts payable and accrued expenses	248	43	170	35[4]
Other - net	(60)	(54)	17	(23)[4]

Net cash provided by operating activities	218	(81)	309	(10)

Cash flow from investing activities:
Capital Expenditures
- excluding equipment leased to others	(86)	(81)	(5)	-
Expenditures for equipment leased to others	(261)	-	(261)	-
Proceeds from disposals of property, plant and equipment	160	-	160	-
Additions to finance receivables	(3,386)	-	(3,386)	-
Collection of finance receivables	2,995	-	2,995	-
Proceeds from the sale of finance receivables	269	-	269	-
Net intercompany borrowings	-	522	10	(532)[5]
Investments and acquisitions (net of cash acquired)	(17)	(7)	(10)	-
Other - net	(40)	(13)	(40)	13[6]

Net cash used for investing activities	(366)	421	(268)	(519)

Cash flow from financing activities:
Dividends paid	(120)	(120)	-	-
Common stock issued, including treasury shares reissued	-	-	13	(13)[6]
Net intercompany borrowings	-	(10)	(522)	532[5]
Proceeds from long-term debt issued	2,053	79	1,974	-
Payments on long-term debt	(985)	(250)	(735)	-
Short-term borrowings - net	(773)	8	(781)	-

Net cash provided by (used for) financing activities	175	(293)	(51)	519

Effect of exchange rate on cash	(9)	(14)	(5)	10[7]

Increase (Decrease) in cash and short-term investments	18	33	(15)	-
Cash and short-term investments at beginning of period	309	146	163	-

Cash and short-term investments at end of period	$327	$179	$148	$-

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products profit after tax due to equity method of consolidation.
[3] Non-cash adjustment for the undistributed earnings from Financial Products.
[4] Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5] Net proceeds and payments to/from Machinery and Engines and Financial Products.
[6] Change in investment and common stock related to Financial Products.
[7] Elimination of the effect of exchange on intercompany balances.

Caterpillar Inc.
Supplemental Data for Cash Flow For the Three Months Ended March 31, 2002 (Unaudited)
(Millions of dollars)
		Supplemental Consolidating Data
	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit	$80	$80	$58	$(58)[2]
Adjustments for non-cash items:
Depreciation and amortization	296	201	95	-
Profit of Financial Products	-	(58)	-	58[3]
Other	57	13	22	22[4]
Changes in assets and liabilities:
Receivables - trade and other	(40)	(38)	50	(52)[4]
Inventories	(289)	(289)	-	-
Accounts payable and accrued expenses	95	46	9	40[4]
Other - net	(96)	(48)	(41)	(7)[4]

Net cash provided by operating activities	103	(93)	193	3

Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(152)	(145)	(7)	-
Expenditures for equipment leased to others	(231)	-	(231)	-
Proceeds from disposals of property, plant and equipment	120	23	97	-
Additions to finance receivables	(3,273)	-	(3,273)	-
Collection of finance receivables	2,473	-	2,473	-
Proceeds from the sale of finance receivables	665	-	665	-
Net intercompany borrowings	-	(8)	(20)	28[5]
Investments and acquisitions (net of cash acquired)	(262)	(15)	(247)	-
Other - net	(39)	10	(49)	-

Net cash used for investing activities	(699)	(135)	(592)	28

Cash flow from financing activities:
Dividends paid	(120)	(120)	-	-
Common stock issued, including treasury shares reissued	6	6	-	-
Net intercompany borrowings	-	19	8	(27)[5]
Proceeds from long-term debt issued	1,389	-	1,389	-
Payments on long-term debt	(881)	(62)	(819)	-
Short-term borrowings - net	111	304	(193)	-

Net cash provided by (used for) financing activities	505	147	385	(27)

Effect of exchange rate on cash	(7)	(4)	1	(4)[6]

Increase (Decrease) in cash and short-term investments	(98)	(85)	(13)	-
Cash and short-term investments at beginning of period	400	251	149	-

Cash and short-term investments at end of period	$302	$166	$136	$-

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products profit after tax due to equity method of consolidation.
[3] Non-cash adjustment for the undistributed earnings from Financial Products.
[4] Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5] Net proceeds and payments to/from Machinery and Engines and Financial Products.
6 Elimination of the effect of exchange on intercompany balances.

SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained in our First-Quarter 2003 Results Release and prepared statements from the related results webcast are forward-looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the company and the markets it serves.

World Economic Factors
 Our current outlook calls for moderate growth in the U.S. economy in 2003. Our outlook assumes that the events of September 11, 2001 and the recent armed conflict in Iraq were unique one-time events and that there will be no further events of this magnitude in 2003. If, however, there are other significant shocks or sequence of shocks, financial, economic or acts of war and/or political terror, there could be a more protracted negative impact on consumer spending, housing starts, and capital spending which would negatively impact company results.

U.S. GDP growth is expected to improve to over 3% in the second half of 2003. Should recent interest rate reductions and fiscal stimulus measures fail to boost growth in the U.S. economy as expected, leading to renewed economic weakness, then sales of machines and engines may be lower than expected. The outlook also projects that economic growth will continue in Asia/Pacific, Africa & Middle East and the CIS. Growth is expected to improve in Europe, Japan and Latin America. If, for any reason, these projected growth rates or improvements do not occur, sales would likely be lower than anticipated in the affected region. Persistent weakness in the construction sector in Japan is leading to lower machine sales in the Japanese market. In general, renewed currency speculation, significant declines in the stock markets, further oil or energy price increases, political disruptions or higher interest rates could result in weaker than anticipated economic growth and worldwide sales of both machines and engines could be lower than expected as a result.

Economic recovery could also be delayed or weakened by growing budget or current account deficits or inappropriate government policies. In particular, our outlook assumes that Europe, the United Kingdom and Canada maintain economic stimulus policies and that the Japanese government remains committed to stimulating their economic recovery with appropriate monetary and fiscal policies. The outlook also assumes that the Brazilian government follows through with promised fiscal and structural reforms; and that the Venezuela crisis is confined to Venezuela and does not spill over to negatively impact growth prospects in neighboring countries. If political instability continues to deteriorate leading to negative spillover effects, this could result in greater regional economic and financial uncertainty and weaker regional growth.

Our outlook for 2003 also assumes that currency markets remain relatively stable, that average world oil prices fluctuate in a range of $22 to $29 a barrel, and equity markets recover. If commodity and/or currency markets experience a significant increase in volatility, and/or stock markets show further weakness, uncertainty would increase, both of which would result in slower economic growth, lower sales and potential impairment of investments. In addition, an eruption of political violence in the Middle East or a more lengthy armed conflict with Iraq could lead to oil supply disruptions and persistent upward pressure on oil prices. In this case business and consumer confidence would fall and inflation pressures would move up leading to slower world economic growth and lower company sales. The Russian economy has improved, but political and economic uncertainty remains high and an unexpected deterioration could impact worldwide stock or currency markets, which in turn could weaken company sales.

Commodity Prices
 The outlook for our sales also depends on commodity prices. Industrial metal prices recovered in 2002, and further gains are projected in 2003. But production rates are depressed and machine sales to the industrial metals industry are expected to be about flat. Oil prices remained flat near $25 in 2002. We are expecting oil prices to be about flat - an average price of $22 to $29 a barrel in 2003. Based on this forecast, equipment sales into sectors that are sensitive to crude oil prices are expected to be about flat. If, for whatever reason, average oil prices are significantly higher for the duration of 2003, our results would be negatively impacted.

Extended weakness in world economic growth could lead to sharp declines in commodity prices and production and lower than expected sales to the industrial metals and agriculture sectors.

Monetary and Fiscal Policies
 For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and, accordingly, demand for a product. In the United States, the Federal Reserve reduced interest rates in 2002. These actions, together with projected federal tax cuts, and other fiscal stimulus measures are expected to lead to moderate U.S. growth in 2003, with some acceleration in momentum in the second half. In Europe, the European Central Bank reduced interest rates in 2002, further reductions are expected and growth in Europe is expected to improve in 2003. However, recent currency movements leading to a stronger euro may dampen European growth prospects in 2003 and this would cause machine sales to be lower than expected.

In general, higher than expected interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand. The current outlook is for moderate U.S. growth in 2003 near 3%. This is expected to lead to about flat industry sales levels. If, for whatever reason, there was a setback leading to weak or negative growth in 2003, then demand for company products could fall in the U.S. and Canada and would also be lower throughout the rest of the world.

Political Factors
 Political factors in the U.S. and abroad have a major impact on global companies. In 2001, the U.S. Congress enacted a tax cut with the first reductions effective in the third and fourth quarters of 2001 and with additional benefits in 2002, which is having and should continue to have a positive impact on the U.S. economy. The company is one of the largest U.S. exporters as a percentage of sales. International trade and fiscal policies implemented in the U.S. this year could impact the company's ability to expand its business abroad. U.S. foreign relations with certain countries and any related restrictions imposed could also have a significant impact on foreign sales. There are a number of significant political developments in Latin America, Asia, and Africa/Middle East which are expected to take place in 2003 that could affect U.S. trade policies and/or de-stabilize local market conditions leading to lower company sales. In particular, a recent escalation of political uncertainty in Venezuela and the Middle East is contributing to a decline in business confidence and reduced capital investment intentions.

In addition, significant political and economic instability persists in Argentina, Venezuela, the Middle East and Indonesia. Our outlook assumes that the effects of instability in Venezuela will be confined to Venezuela and not spread to other countries in the region. Our outlook also assumes that stability will ultimately be restored in Argentina, Indonesia and Venezuela through democratic means. If, however, the instability persists, worsens or spreads to other countries in the region, it could materially impact company sales into Argentina, Indonesia, Venezuela and other countries in the region. In addition, our outlook assumes that the armed conflict in Iraq is short and has no net impact on sales for the year. In addition, we assume that recent terrorist incidents in Indonesia do not lead to a major, persistent escalation of political and economic uncertainty in that country.

In recent months there has been a significant escalation in political tensions in North Korea. Caterpillar does not sell machine or engine products to North Korea and our outlook assumes there will not be a military conflict there. If, however, there is a significant escalation of political tensions in North Korea, leading to a significant military build-up or increase in hostilities between North and South Korea, it could have a negative impact on sales to South Korea and other neighboring countries in the Asia/Pacific region.

Our outlook also assumes that the Iraq war is relatively short. If the Iraq conflict persists for the duration of 2003, it is Iikely business and consumer confidence will drop sharply, resulting in stagnant worldwide economic growth and declines in worldwide business demand. In this scenario, worldwide company sales would likely fall about 10 percent from 2002.

Currency Fluctuations
 Currency fluctuations are also an unknown for global companies. The company has facilities in major sales areas throughout the world and significant costs and revenues in most major currencies. This diversification greatly reduces the overall impact of currency movements on results. However, if the U.S. dollar strengthens suddenly against foreign currencies, the conversion of net non-U.S. dollar proceeds to U.S. dollars would somewhat adversely impact the company's results. Since the company's largest manufacturing presence is in the U.S., any unexpected strengthening of the U.S. dollar versus key overseas currencies could have an unfavorable impact on our global competitiveness.

Dealer Practices
 A majority of the company's sales are made through its independent dealer distribution network. Dealer practices, such as changes in inventory levels for both new and rental equipment, are not within the company's control (primarily because these practices depend upon the dealer's assessment of anticipated sales and the appropriate level of inventory) and may have a significant positive or negative impact on our results. In particular, the outlook assumes that dealer inventories of new machines will be slightly lower at the end of 2003 than at the end of 2002. If dealers reduce inventory levels more than anticipated, company sales will be adversely impacted.

Other Factors
 The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the company's results. Our products are an integral component of these activities and as these activities increase or decrease in the U.S. or abroad, demand for our products may be significantly impacted. In 1999, the six-year Federal highway bill did not boost U.S. sales as much as anticipated due to delays in getting major capital projects for highways underway. In 2000/2001 there was an increase in the volume of highway construction contracts, which had a positive impact on sales of certain types of equipment. Highway construction contracts in 2002 were up slightly, and heavy construction machine sales were also up slightly. The appropriations bill approving federal funding for highways, streets, bridges, airports, etc. for fiscal 2002/03 (the final year of the TEA 21 legislation) was approved in January 2003, with a 1% decline in overall Federal funding. This funding level was 1% below expectation. Furthermore, if infrastructure spending plans are reduced by Federal and/or state governments due to worsening budget constraints, machine sales will likely be lower in 2003.

Pursuant to a Consent Decree Caterpillar entered into with the United States Environmental Protection Agency (EPA), the company was required to meet certain emission standards by October 2002. The Consent Decree provides for the possibility that diesel engine manufacturers may not be able to meet these standards exactly on that date, and allows companies to continue selling non-compliant engines if they pay non-conformance penalties (NCPs) on those engines. The company began shipping lower emission engines in October 2002 as a "bridge" until the fully compliant ACERT engines are introduced in 2003. These "bridge" engines require the payment of NCPs. Emissions standard changes negatively impacted our financial results in 2002, by $17 million after tax (5 cents per share). We expect the net unfavorable impact in 2003 to be no more than the 2002 impact. We do not anticipate having to pay any NCPs on our medium-duty engines in 2003 due to credits we banked in 2001 and 2002. Early in 2003, Caterpillar will begin ramping up production of medium-duty and heavy-duty compliant ACERT engines. We do not anticipate paying NCPs beyond 2003. If these assumptions are not realized, company performance could be negatively impacted.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or materials costs, and/or higher than expected financing costs due to unforeseen changes in central bank interest rate policies. Cost savings could also be negatively impacted by unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales. If actual results vary from this projected geographic and product mix of sales, our results could be negatively impacted.

The company operates in a highly competitive environment and our outlook depends on a forecast of the company's share of industry sales. An unexpected reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment also remains very competitive from a pricing standpoint. Additional price discounting would result in lower than anticipated price realization.

Inherent in the operation of the Financial Products Division is the credit risk associated with its customers. The creditworthiness of each customer, and the rate of delinquencies, repossessions and net losses on customer obligations are directly impacted by several factors, including, but not limited to, relevant industry and economic conditions, the availability of capital, the experience and expertise of the customer's management team, commodity prices, political events, and the sustained value of the underlying collateral. Additionally, interest rate movements create a degree of risk to our operations by affecting the amount of our interest payments and the value of our fixed rate debt. While our policy is to use interest rate swap agreements to manage our exposure to interest rate changes and lower the costs of borrowed funds, if interest rates move upward more sharply than anticipated, it could negatively impact our results. With respect to our insurance operations, changes in the equity and bond markets could cause an impairment of the value of our investment portfolio, thus requiring a negative adjustment to earnings.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion but are noted to further emphasize the myriad of contingencies that may cause the company's actual results to differ from those currently anticipated.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.
April 16, 2003	By:	/s/ James B. Buda
James B. Buda Vice President